Exhibit 2.1

                        AGREEMENT FOR
                    PURCHASE AND SALE OF
                    PARTNERSHIP INTERESTS
                             IN
               USET ACQUISITION PARTNERS, L.P.


    THIS AGREEMENT is made and entered into this 31st day of January, 1996, by and between UPAT SERVICES, INC., a Delaware corporation ("UPAT"), TEXAS RESEARCH AND TECHNOLOGY FOUNDATION., a Texas non-profit corporation ("TRTF") and UNITED SERVICES AUTOMOBILE ASSOCIATION, a reciprocal interinsurance exchange ("USAA").

                         BACKGROUND

    UPAT, TRTF and USAA are all of the partners of USET ACQUISITION PARTNERS, L.P., a Texas limited partnership (the "Partnership") formed pursuant to an Agreement of Limited Partnership dated as of June 28, 1990, as amended as of July 30, 1990, April 19, 1991 and March 24, 1993 (the "Partnership Agreement"). TRTF and USAA are each a limited partner in the Partnership with a Percentage Interest (as defined in the Partnership Agreement) of 5/24 of 80% and 7/12 of 80%, respectively, and UPAT is both a general partner and a limited partner in the Partnership with Percentage Interests in those capacities of 20% and 5/24 of 80%, respectively.

    TRTF and USAA each desire to sell their entire interest in the Partnership (the "Partnership Interests"), and UPAT desires to purchase the Partnership Interests, all upon the terms and conditions set forth below.

                          AGREEMENT

    The parties hereby agree as follows:

    (1)  Purchase and Sale of Partnership Interests.  On the
Closing Date (as defined below), TRTF and USAA shall each sell to UPAT, and UPAT shall purchase from TRTF and USAA, the Partnership
Interests.

    (2) Purchase Price. The purchase price to be paid by UPAT to TRTF and USAA for the Partnership Interests shall be (i) $500,000, payable 5/19 to TRTF and 14/19 to USAA (the Base Price"), plus (ii) up to an additional $1,335,000 in the aggregate, without interest, payable to TRTF and USAA in the same ratios as the Base Price (the "Additional Price").

         (a) The Base Price shall be paid to TRTF and USAA on the Closing Date.

         (b)(i) The Additional Price shall be paid to each TRTF and USAA as their interests may arise, as described in the Partnership Agreement, on January 31 of each year (the "Annual Payment"), beginning on January 31, 1997, and shall equal at least 60% of USET Annual Revenues (as defined below)for the preceding calendar year, until the total of such Annual Payments equals $1,335,000. Should any such Annual Payment to USAA and TRTF be less than a combined total of $400,000, USET will pay USAA and TRTF in such proportion as described in
    Section 2 of this Agreement an additional 20% of USET Annual Revenues up to a total of $400,000 or the remaining unpaid balance of the Additional Price, whichever is lesser.

         (ii) As used in the agreement, "Annual Revenue" of USET shall mean, for any year, the revenues earned during such year by University Science, Engineering and Technology, Inc., a Delaware corporation ("USET"), determined in accordance with generally accepted accounting principles applied on a basis consistent with USET's past audited financial statement, excluding payments to USET as agent for other persons sharing in rights to royalties or other payments in respect of options, licenses or assignments of technology rights. If at any time UPAT and its Affiliates pursuant to a transaction that resulted in the reduction of equity ownership shall be included in the Net Revenues of USET, and thereafter, Net Revenues of USET shall mean the amount determined in accordance with the preceding sentence multiplied by the new percentage of equity ownership of USET owned by UPAT and its Affiliates. Legal fees and expenses attributable to activities of the partnership for which USAA or TRTF receive no benefit shall not be deducted in the computation of Annual Revenues. Furthermore, the parties agree that the annual $400,000 partnership management fee ordinarily due to USET will be discontinued until the $1,335,000 amount referred to above has been distributed to USAA and TRTF.

    (3) Termination of Partnership. The parties recognize that upon the purchase of the Partnership Interests of TRTF and USAA by UPAT, UPAT will be the only partner of the Partnership and, as a result, the Partnership will be dissolved and UPAT will become the owner of all of the assets of the Partnership, including 100% of the outstanding shares of USET, subject to all of the liabilities of the Partnership. Thereafter, UPAT shall cause a certificate of cancellation to be filed with the Secretary of State of the State of Texas as provided by Section 2.03 of the Texas Revised Limited Partnership Act.

    (4) Representations and Warranties of TRTF and USAA. TRTF and USAA each represent and warrant to UPAT that:

         (a) It has the right, power and authority to enter into and perform this agreement, and this agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms;

         (b) It owns its Partnership Interest, free and clear of all liens, claims, encumbrances or security interests; and

         (C) It has obtained sufficient information and has such knowledge and experience in matters of this sort that is capable of evaluating the business and prospects of the Partnership and USET and the fairness of the purchase price being paid to it for its Partnership Interest and the terms of such payment.

    (5) Representations and Warranties of UPAT. UPAT represents and warrants to TRTF and USAA that it has the right, power and authority to enter into this agreement, and this agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms.

    (6)  Continuation and Survival of Representations and
Warranties. All of the representations and warranties by the parties shall continue to be true and correct up to and as of the Closing Date and shall survive the consummation of the purchase and sale of the Partnership Interests provided for herein.

    (7) Closing. The closing of the purchase and sale of the Partnership Interest shall take place at such time and place as agreed to by the parties hereto. At the closing:

         (a) TRTF and USAA shall each deliver to UPAT an assignment in form and substance reasonably satisfactory to UPAT, assigning its Partnership Interest to UPAT free and clear of all liens.

         (b) UPAT shall deliver certified checks (or wire transfer) to TRTF and USAA in the amount of the Base Price.

    (8) Notices. Any notice or other communication to any party shall be in writing and shall be deemed to have been given or delivered when hand-delivered or mailed by registered or certified mail, postage prepaid, and addressed to the party for whom intended as follows:

    If to TRTF, at:        c/o Texas Research and Technology
                           Foundation
                           14815 Omicron Drive
                           San Antonio, Texas 78288

    If to USAA, at:        c/o USAA Investment Management
                           Company
                           USAA Building
                           San Antonio, Texas 78288
                           Attn: David Peebles

    If to UPAT, at:        1465 Post Road East
                           P.O. Box 901
                           Westport, CT 06881

or to such other address as any party may designate for itself by written notice to the other parties in the above manner, except that any notice of a change of address shall not be effective until received.

    (9) Entire Agreement. This agreement supersedes all prior negotiations and agreements, if any, between the parties with respect to the purchase and sale of the Partnership Interests, and there are no representations, warranties or agreements with respect to such transaction other than as expressly set forth herein.

    (10) Successors and Assigns. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

    (11) Miscellaneous. The invalidity of any part of this agreement shall not impair or affect in any manner the enforceability of the remainder of this agreement. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Headings are used in this agreement for convenience only and shall not affect the meaning of any provision hereof. This agreement shall be construed and enforced in accordance with the internal laws of the State of Connecticut.

    IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed, all on this day and year first above written.

                                UPAT SERVICES, INC.

                                By: Frank R. McPike, Jr.
                                     Vice President



                                TEXAS RESEARCH AND
                                TECHNOLOGY FOUNDATION

                                By: George H. Ensley
                                     George H. Ensley,
                                     President


                                UNITED SERVICES AUTOMOBILE
                                ASSOCIATION

                                By:  David Peebles
                                     Vice President


                          GUARANTY

    COMPETITIVE TECHNOLOGIES, INC., the owner of all of the outstanding stock of UPAT SERVICES, INC., ("UPAT"), in order to induce TEXAS RESEARCH AND TECHNOLOGY FOUNDATION and UNITED SERVICES AUTOMOBILE ASSOCIATION to enter into the foregoing agreement, hereby guarantees the payment when due of all amounts owed to each of them by UPAT.

       February 1  , 1996.


                                COMPETITIVE TECHNOLOGIES, INC.

                                By:  Frank R. McPike, Jr.
                                     Vice President